P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

CALGON CARBON ANNOUNCES CONVERSION OF CONVERTIBLE NOTES
INTO COMMON STOCK

PITTSBURGH, PA - August 21, 2008 - Calgon Carbon Corporation (NYSE: CCC) announced today that holders of approximately 49.6%, or $37.2 million aggregate principal amount of its outstanding 5.0% Senior Convertible Notes due 2036 (Notes), have converted their Notes into Calgon Carbon common stock. The company issued approximately 7.3 million shares of its common stock to complete these transactions.

Approximately two million shares of the 7.3 million shares were issued in lieu of cash that otherwise would have been payable upon conversion. The two million shares were not included in the calculation of the fully diluted earnings per share reported in the company’s most recent Form 10-Q.

As a result of the conversions, Calgon Carbon expects to save approximately $1.9 million annually in interest expense. After the conversions are completed, approximately $37.8 million aggregate principal amount of the Notes will remain outstanding.

Commenting on the announcement, Leroy M. Ball, Calgon Carbon’s chief financial officer said, “The conversion of the Notes immediately increases Calgon Carbon’s liquidity by adding permanent capital to our balance sheet at a low cost, and positions our company to take advantage of numerous strategic opportunities, including the emerging mercury removal market.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from current expectations.

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